Prospectus Supplement No. 3

The Prospectus dated November 14, 1996 (the "Prospectus") relating to the offer for resale of up to $115,000,000 aggregate principal amount of 5 1/2% Convertible Subordinated Debentures due 2006 of Aames Financial Corporation (the "Company") and 4,107,142 shares of the common stock of the Company, par value $0.001 per share, into which such Debentures are convertible is hereby amended as follows:

     (1) The fourth paragraph appearing on the cover page of the Prospectus is deleted and replaced in its entirety as follows:

     "The Debentures are general unsecured obligations of the Company, subordinated to all existing and future Senior Indebtedness (as defined herein), which at October 31, 1996 was approximately $256 million, including $23.0 million of the Company's 10.5% Senior Notes due 2002, $150 million of the Company's 9.125% Senior Notes due 2003 and Company guarantees of approximately $82.9 million of warehouse indebtedness outstanding on such date incurred by a wholly owned subsidiary of the Company. See 'Description of the Debentures.'"


     (2) The following entities are hereby named as Selling Security Holders as contemplated on page 33 of the Prospectus:

         SELLING SECURITY HOLDER             PRINCIPAL AMOUNT OF DEBENTURES
         -----------------------             ------------------------------

     Argent Classic Convertible Arbitrage               $1,350,000
       Fund L.P.
     591 West Putnam Avenue
     Greenwich, CT  06830

         The date of this Prospectus Supplement is December 2, 1996.